Exhibit 99.1

                 JoS. A. Bank Clothiers Posts Record
        Third Quarter Earnings Per Share, with Increase of 15%

    HAMPSTEAD, Md.--(BUSINESS WIRE)--Dec. 7, 2006--JoS. A. Bank Clothiers, Inc. (Nasdaq Global Select Market: "JOSB") announces net income of $5.5 million for the fiscal third quarter ended October 28, 2006, as compared with net income of $4.7 million in the third quarter of the previous fiscal year. Diluted earnings per share increased 15% to $0.30 in the third quarter of fiscal 2006, as compared with $0.26 in the third quarter of fiscal 2005.

    Comparing the fiscal nine months ended October 28, 2006 with the comparable prior year period, net income increased to $18.3 million from $16.7 million; and diluted earnings per share rose 8% to $1.00 from $0.93.

    A conference call to discuss this earnings press release is scheduled for today, December 7, 2006, at 11:00 a.m. Eastern Time. To participate in the call today, please dial (USA) 800-288-8976 or (International) 612-332-0932, at least five minutes before 11:00 a.m. Eastern Time. A replay of the conference call will be available after 2:30 p.m. Eastern Time today until 11:59 p.m. on December 14, 2006, by dialing (USA) 800-475-6701 or (International) 320-365-3844. The access code for the replay will be 850674. In addition, a webcast replay of the conference call will be posted on the investor relations section of our website: www.josbank.com (select 'Company Information' and 'Investor Relations').

    Comparing the third fiscal quarter ended October 28, 2006 with the comparable prior year period, total sales increased 13.1% to $119.5 million from $105.6 million; comparable store sales increased 2.3%; and combined catalog and Internet sales increased 21.4%.

    Comparing the fiscal nine months ended October 28, 2006 with the comparable prior year period, total sales increased 17.1% to $352.3 million from $300.8 million; comparable store sales increased 5.6%; and combined catalog and Internet sales increased 21.6%.

    All earnings per share amounts in this news release represent diluted earnings per share adjusted for the 25% stock dividend that the Company announced on December 14, 2005, under which shareholders of record as of January 27, 2006 received one additional share of common stock for each four shares then owned. The stock dividend was distributed on February 15, 2006.

    JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 371 stores in 42 states and the District of Columbia, a nationwide catalog and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, MD, and its common stock is listed on the Nasdaq Global Select Market under the symbol "JOSB."

    The Company's statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated due to a variety of factors outside of the Company's control that can affect the Company's operating results, liquidity and financial condition. Such factors include risks associated with economic, weather, public health and other factors affecting consumer spending, higher energy and security costs, the successful implementation of the Company's growth strategy including the ability of the Company to finance its expansion plans, the mix and pricing of goods sold, the effectiveness and profitability of new concepts, the market price of key raw materials such as wool and cotton, seasonality, fashion trends and changing consumer preferences, the effectiveness of the Company's marketing programs, the availability of lease sites for new stores, the ability to source product from its global supplier base, litigations and other competitive factors. Other factors and risks that may affect our business or future financial results are detailed in our filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended January 28, 2006 and the Company's subsequent Quarterly Reports on Form 10-Q filed through the date hereof. These cautionary statements qualify all of the forward-looking statements the Company makes herein. The Company cannot assure you that the results or developments anticipated by the Company will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for the Company or affect the Company, its business or its operations in the way the Company expects. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. The Company does not undertake an obligation to update or revise any forward-looking statements to reflect actual results or changes in the Company's assumptions, estimates or projections. These risks should be carefully reviewed before making any investment decision.


            JOS. A. BANK CLOTHIERS, INC. AND SUBSIDIARIES
             Condensed Consolidated Statements of Income
                 (In thousands except per share data)
                             (Unaudited)

                         Three Months Ended       Nine Months Ended
                       ----------------------- -----------------------
                       October 29, October 28, October 29, October 28,
                          2005        2006        2005        2006
                       ----------- ----------- ----------- -----------

Net sales              $  105,639  $  119,511  $  300,802  $  352,274
Cost of goods sold         42,167      47,057     115,539     135,770
                       ----------- ----------- ----------- -----------
Gross Profit               63,472      72,454     185,263     216,504
                       ----------- ----------- ----------- -----------

Operating expenses:
  Sales and marketing      43,294      50,620     123,728     147,133
  General and
   administrative          11,468      12,599      31,487      37,254
  Store opening costs         164         176         323         324
                       ----------- ----------- ----------- -----------
Total operating
 expenses                  54,926      63,395     155,538     184,711
                       ----------- ----------- ----------- -----------

Operating income            8,546       9,059      29,725      31,793

Interest expense, net         637         418       1,302         986
                       ----------- ----------- ----------- -----------

Income before
 provision for income
 taxes                      7,909       8,641      28,423      30,807
Provision for income
 taxes                      3,257       3,133      11,695      12,465
                       ----------- ----------- ----------- -----------

Net income             $    4,652  $    5,508  $   16,728  $   18,342
                       =========== =========== =========== ===========

Earnings per share:
Net income per share:
  Basic                $     0.27  $     0.31  $     0.99  $     1.02
  Diluted              $     0.26  $     0.30  $     0.93  $     1.00
Weighted average
 shares outstanding:
  Basic                    17,101      18,016      16,966      17,967
  Diluted                  18,075      18,330      17,993      18,339


    Note: The foregoing unaudited Condensed Consolidated Statements of Income are excerpts from our Condensed Consolidated Unaudited Financial Statements (for the three months and nine months ended October 29, 2005 and October 28, 2006) and do not include the Notes, which are considered an integral part thereof. The Company expects to file the Condensed Consolidated Unaudited Financial Statements in its Quarterly Report on Form 10-Q on or about December 7, 2006. The foregoing unaudited financial information should be read in conjunction with the Company's Form 10-Q for the quarterly period ended October 28, 2006, as well as the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2006.


            JOS. A. BANK CLOTHIERS, INC. AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets
                            (In Thousands)
                             (Unaudited)

                                     January 28, 2006 October 28, 2006
                                     ---------------- ----------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents          $         7,344  $         1,554
  Accounts receivable, net                     6,455            9,056
  Inventories:
    Raw materials                              7,574            8,012
    Finished goods                           169,068          194,625
                                     ---------------- ----------------
    Total inventories                        176,642          202,637
  Prepaid expenses and other current
   assets                                     12,852           14,955
  Prepaid income taxes                             -            1,444
                                     ---------------- ----------------
    Total current assets                     203,293          229,646
                                     ---------------- ----------------

NONCURRENT ASSETS:
  Property, plant and equipment, net         100,973          113,551
  Other noncurrent assets                        566              606
                                     ---------------- ----------------
    Total assets                     $       304,832  $       343,803
                                     ================ ================

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                   $        42,678  $        34,289
  Accrued expenses                            52,480           51,067
  Current portion of long-term debt              971            1,020
  Deferred tax liability - current            10,954            8,836
                                     ---------------- ----------------
    Total current liabilities                107,083           95,212

NONCURRENT LIABILITIES:
  Long-term debt, net of current
   portion                                     4,826           21,117
  Noncurrent lease obligations                35,007           39,386
  Deferred tax liability -
   noncurrent                                  2,697            3,285
  Other noncurrent liabilities                 1,419            1,204
                                     ---------------- ----------------
    Total liabilities                        151,032          160,204
                                     ---------------- ----------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common stock                                   173              179
  Additional paid-in capital                  66,757           78,208
  Retained earnings                           86,870          105,212
                                     ---------------- ----------------
    Total stockholders' equity               153,800          183,599
                                     ---------------- ----------------
    Total liabilities and
     stockholders' equity            $       304,832  $       343,803
                                     ================ ================


    Note: The foregoing unaudited Condensed Consolidated Balance Sheets are excerpts from our Condensed Consolidated Unaudited Financial Statements (as of January 28, 2006 and as of October 28,
2006) and do not include the Notes, which are considered an integral part thereof. The Company expects to file the Condensed Consolidated Unaudited Financial Statements in its Quarterly Report on Form 10-Q, on or about December 7, 2006. The foregoing unaudited financial information should be read in conjunction with the Company's Form 10-Q for the quarterly period ended October 28, 2006, as well as the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2006.


            JOS. A. BANK CLOTHIERS, INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Cash Flows
                            (In Thousands)
                             (Unaudited)

                                             Nine Months Ended
                                     ---------------------------------
                                     October 29, 2005 October 28, 2006
                                     ---------------- ----------------

Cash flows from operating
 activities:
  Net income                         $        16,728  $        18,342
  Adjustments to reconcile net
   income to net cash used in
   operating activities:
   Increase (decrease) in deferred
    income taxes                               7,672           (1,530)
   Depreciation and amortization               9,460           11,603
   Loss on disposals of plant and
    equipment                                     24               30
   Income tax benefit from exercise
    of stock options                           3,749                -
   Net increase in operating working
    capital and other components             (64,636)         (41,710)
                                     ---------------- ----------------

     Net cash used in operating
      activities                             (27,003)         (13,265)
                                     ---------------- ----------------

Cash flows from investing
 activities:
  Capital expenditures                       (18,056)         (20,322)
                                     ---------------- ----------------

    Net cash used in investing
     activities                              (18,056)         (20,322)
                                     ---------------- ----------------

Cash flows from financing
 activities:
  Borrowings under long-term Credit
   Agreement                                  92,731           85,253
  Repayments under long-term Credit
   Agreement                                 (48,186)         (68,595)
  Income tax benefit from exercise
   of stock options                               --            4,371
  Proceeds from issuance of long-
   term debt                                      --              400
  Repayment of other long-term debt             (678)            (718)
  Net proceeds from exercise of
   stock options                               1,299            7,086
                                     ---------------- ----------------

    Net cash provided by financing
     activities                               45,166           27,797
                                     ---------------- ----------------

Net increase (decrease) in cash and
 cash equivalents                                107           (5,790)

Cash and cash equivalents -
 beginning of period                           1,425            7,344
                                     ---------------- ----------------

Cash and cash equivalents - end of
 period                              $         1,532  $         1,554
                                     ================ ================

    Note: The foregoing unaudited Condensed Consolidated Statements of Cash Flows are excerpts from our Condensed Consolidated Unaudited Financial Statements (for the nine months ended October 29, 2005 and October 28, 2006) and do not include the Notes, which are considered an integral part thereof. The Company expects to file the Condensed Consolidated Unaudited Financial Statements in its Quarterly Report on Form 10-Q, on or about December 7, 2006. The foregoing unaudited financial information should be read in conjunction with the Company's Form 10-Q for the quarterly period ended October 28, 2006, as well as the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2006.


    CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead, MD
             David E. Ullman,
             EVP/CFO,
             410-239-5715
             or
             Investor Relations Voicemail,
             410-239-5900

             E-commerce Address for JoS. A. Bank Clothiers, Inc.:
             www.josbank.com